UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 16, 2006

SEMCO Energy, Inc.
(Exact name of registrant as specified in its charter)

Michigan	001-15565	38-2144267
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 Third Street, Suite A, Port Huron, Michigan	48060
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  810-987-2200

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On August 16, 2006, the Board of Directors of SEMCO Energy, Inc. (the “Company”) approved two amendments to the Company’s Short-Term Incentive Plan (the “STIP”). Under the STIP, approximately 160 employees are eligible for annual lump sum incentive bonuses, if certain individual and Company performance criteria are met. The Board of Directors approved the STIP amendments upon the recommendation of the Compensation Committee of the Board of Directors and the advice of the Company’s compensation consultant.

The first amendment permits the annual establishment of STIP threshold, target, and maximum performance measures and related payouts by the Compensation Committee, subject to approval by the Board of Directors. The STIP threshold, target, and maximum performance measures and related payouts may vary annually, depending on the particular STIP performance measures chosen for that year and other facts and circumstances that it is necessary or appropriate to consider in making these determinations each year. The second amendment revised (i) the point at which covered employees are eligible for partial STIP payouts in 2006 (the “2006 STIP Threshold”), and (ii) the related payout percentage. The 2006 STIP Threshold was revised from 95% to 80% of the applicable target. The payout at the 80% level was revised to 33.33%, in place of the 50% payout that would have been made at the 95% threshold.

The revisions in the 2006 STIP Threshold and related payout are intended to motivate and reward employees covered by the STIP by making them eligible for partial annual lump sum incentive bonuses when the Company achieves performance levels that are close to, but do not reach, targeted levels. The 2006 STIP Threshold and related payout revisions also are consistent with the Company’s overall philosophy of compensating the employees who are eligible to participate in the STIP at or near 50th percentile of the market competitive range. The Company’s compensation consultant advised the Compensation Committee that the 2006 STIP Threshold and related payout revisions would correct a deficiency in the 2006 STIP program. The compensation consultant also advised that the Compensation Committee’s having the ability to determine STIP performance measures and related payouts annually is appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMCO Energy, Inc.

Date: August 22, 2006	By:	/s/ Lance Smotherman

Lance Smotherman Vice President of Human Resources and Administration